EMCORE CONFIDENTIAL

February 8, 2007

BY EMAIL

Thomas G. Werthan
169 Ticonderoga Blvd.
Freehold, NJ 07728

Re:	Consulting Services Agreement

Dear Tom:

This letter will act as our agreement (the “Consulting Agreement”) regarding your performance of consulting services for EMCORE Corporation (“EMCORE” or the “Company”), including any of EMCORE’s divisions, subsidiaries, or affiliates.

1.  Personal Service Agreement. Both EMCORE and you agree that, in consideration for the severance payments and other benefits described in the severance agreement dated February 8, 2007 between you and the Company (the “Severance Agreement”), you are to personally provide all of the services under this Consulting Agreement.

2.  Job Description. The scope of services to be rendered under this Consulting Agreement are as follows:

A) Support the Fiscal 2006 audit, preparation of documents to support the stock option review, including tasks as required by the Special Committee, Deloitte & Touche and representation at meetings which require your attendance such as NASDAQ and SEC meetings.

B) Assist in the preparation of EMCORE’s Form 10-K for the fiscal year ended September 30, 2006 and any restatements required by the impact of the options review adjustment.

C) Assist in the preparation of EMCORE’s first quarter Form 10-Q for the period ending December 31, 2006.

Your work will be directed and overseen by Reuben F. Richards, Jr. You agree to devote between 12 to 15 hours per week until the above assignments are completed, but in no event to continue past March 31, 2007 unless mutually agreed to by both parties.

3.  Conditions. You understand that, for all purposes under this Consulting Agreement, you will operate as an independent contractor. Consequently, you retain full independence in exercising judgment as to the time, place and manner of performing the services hereunder. EMCORE will not provide any health or other employee benefits under this Agreement.

4.  Term of Agreement. This Consulting Agreement shall commence as of the date of signature by all parties and shall continue until the Form 10-K and first quarter Form 10-Q have been prepared, with an estimated expiration date of March 31, 2007.

5. Expenses.

(a) EMCORE also will reimburse you for your reasonable travel and business expenses in accordance with EMCORE’s then-current policies.

(b) You shall transmit itemized monthly invoices to: EMCORE Corporation, Attn: Accounts Payable, 10420 Research Rd. SE, Albuquerque, NM 87123 (with a copy to your POC), which EMCORE shall pay within thirty (30) days.

6. Confidentiality Agreement.

(a) You understand that during the term of this Consulting Agreement, you may have access to unpublished and otherwise confidential information (“Confidential Information”) both of a technical and non-technical nature, relating to the business of the Company, its actual or anticipated business or financial condition, research or development, its technology or the implementation or exploitation thereof, including without limitation information pertaining to customers, accounts, vendors, prices, costs, materials, processes, material results, materials, technology, device results, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential. You agree to observe all Company policies and procedures concerning such Confidential Information. Your obligations under this Consulting Agreement will continue with respect to Confidential Information until such information becomes generally available from public sources through no fault of your own.

(b) On termination of this Consulting Agreement for any reason, you will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, apparatus, drawings, blueprints, and any other material of the Company, including all materials pertaining to Confidential Information developed by you or others, and all copies of such materials, whether of a technical, business or fiscal nature, which are in your possession, custody or control.

7. Indemnification.

(a)  As further consideration under the Consulting Agreement, EMCORE agrees to indemnify and hold you harmless to the fullest extent lawful, from and against, and EMCORE agrees that you shall have no liability to EMCORE or its owners, parents, affiliates, securityholders or creditors for, any claims, liabilities, losses, damages and expenses (or actions in respect thereof), as incurred (“Losses”), related to or arising out of or in connection with your services under the Agreement, whether or not resulting from your negligence, provided, however, that EMCORE shall not be responsible for any of your Losses that are determined, by a final, non-appealable judgment by a court or arbitral tribunal, to have resulted solely from your gross negligence or willful misconduct.

(b)  EMCORE shall not settle or compromise or consent to the entry of any judgment in, or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which you are or may be a party unless you have given its prior written consent, or the settlement, compromise, consent or termination includes an express unconditional release from all Losses arising out of such action, claim, suit or proceeding.

(c)  If, for any reason (other than your gross negligence or willful misconduct as provided above) the foregoing indemnity is unavailable to you or insufficient to hold you harmless, then EMCORE, to the fullest extent permitted by law, shall contribute to the amount paid or payable by you as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received or proposed to be received by EMCORE on the one hand and by you on the other, from the services or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by EMCORE on the one hand and you on the other, but also the relative fault of EMCORE and you, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, your aggregate contribution to all Losses shall not exceed the amount of fees actually received by you with respect to the services rendered pursuant to the Consulting Agreement.

(d)  EMCORE agrees to reimburse you for all expenses (including, without limitation, fees and expenses of counsel) as they are incurred in connection with investigating, preparing, defending or settling any action or claim for which indemnification or contribution has or is reasonably likely to be sought by you, whether or not in connection with litigation in which you are a named party. If you appear as a witness, are deposed or are otherwise involved in the defense of any action against EMCORE or the Company’s affiliates, officers, managers, directors or employees (other than an action in which you are named as a defendant in connection with your past services to the Company, either as an officer or a director), EMCORE will pay you (i) with respect to each day that you appear as a witness or are deposed and/or (ii) with respect to each day that you are involved in the preparation therefor, (a) a fee of $3,500 per day with respect to each appearance as a witness or a deponent and (b) at a rate of $350 per hour with respect to each hour of preparation for any such appearance, and EMCORE will reimburse you for all reasonable out-of-pocket expenses incurred by you by reason of your being involved in any such action.

(e)  The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability EMCORE may have to you, as a result of your serving and/or having served as director and chief financial officer and an executive officer of EMCORE, and shall be in addition to any obligation EMCORE may have to you under the by-laws or insurance policies, at common law or otherwise, (ii) shall survive the expiration or termination of the Consulting Agreement or your services hereunder, (iii) shall apply to any modification of your engagement and shall remain in full force and effect following the completion or termination of the Consulting Agreement, (iv) shall be binding on any successor or assign of EMCORE and successors or assigns to EMCORE’s business and assets and (vi) shall inure to the benefit of your successors and estate.

8. Additional Terms.

(a) EMCORE may at any time assign all of its right, title and interest hereunder to a corporation or other entity which shall assume EMCORE’s obligations under this Consulting Agreement and thereafter be released of and from any and all liability to you. In the event that EMCORE assigns its right, title or interest hereunder, (i) EMCORE shall pay all outstanding balances due to you on or before the date of assignment, and (ii) you may, upon two weeks notice, terminate this Consulting Agreement. Because your duties and services in this Consulting Agreement are special, personal and unique in nature, you may not transfer, sell or otherwise assign your rights, obligations or benefits under this Consulting Agreement. This Consulting Agreement is for the benefit of the Company, its successors and assigns and shall be binding upon your successors, executors, administrators and other legal representatives.

(b) This Consulting Agreement constitutes the entire agreement between the parties. There are no other agreements, promises, or understandings expressed or implied between EMCORE and you with respect to the subject matter of this Consulting Agreement.

(c) If a court of competent jurisdiction declares any provision of this Consulting Agreement void or unenforceable, all other provisions shall nonetheless remain in full force and effect.

9. Enforcement. In the event of a material breach of a provision of this Consulting Agreement by you, in addition to any other available remedies to which EMCORE may be entitled, EMCORE may obtain such equitable relief as may be appropriate, including injunctive remedies.

10. Applicable Law. This Consulting Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey, without application of any conflict of laws principles. The venue of any legal dispute shall be the State of New Jersey, and the parties hereby consent to such exclusive jurisdiction.

11. Survival Clause. The obligations contained in Sections 6-11 of this Consulting Agreement shall survive the termination of this Consulting Agreement and any extensions hereto.

EMCORE CONFIDENTIAL PAGE

If the foregoing agreement is acceptable to you, please sign and return the enclosed copy of this letter in the space marked “Agreed to and Accepted,” and it will serve as our agreement as of the date first above written.

Very truly yours,

EMCORE CORPORATION

By:__________________________
Reuben F. Richards, Jr.
Chief Executive Officer

AGREED TO AND ACCEPTED:

__________________________________
Thomas G. Werthan   Date